Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Signs Definitive Agreement for the Acquisition of

American Financial Group’s Long-Term Care Insurance Businesses

•	Significant milestone for establishing HC2’s insurance platform
•	Acquisition includes $1.2 billion insurance investment portfolio
•	Former NY State Insurance Superintendent, Jim Corcoran, to head insurance unit

HERNDON, VA — (Marketwired) — 4/14/2015 – HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC) is pleased to announce that it has signed a definitive agreement for the acquisition of long-term care and life insurance businesses, United Teacher Associates Insurance Company (“United Teacher”) and Continental General Insurance Company (“Continental General”), pursuant to an agreement with American Financial Group, Inc. (NYSE/Nasdaq: AFG) (the “Seller”) for an initial payment of $7 million in cash and HC2 securities. The purchase price is subject to adjustment based on certain items, including operating results through the closing date.

“This transaction marks a significant milestone for establishing our insurance platform, while also supporting the continued growth of HC2,” said Philip Falcone, Chairman, President and Chief Executive Officer of HC2. “Given my prior role and experience investing in the insurance space, I believe this transaction specifically – and the sector more broadly – could be a big value driver for HC2. We are thrilled to partner with Jim Corcoran as the new Executive Chairman of our insurance unit, Continental Insurance Group Ltd., as Jim has significant experience in the insurance industry on both the corporate and regulatory side as the former Superintendent of the New York Insurance Department. Together with Jim, and the management team we’re bringing over from AFG, we see an opportunity to build an attractive portfolio of insurance businesses creating significant shareholder value.”

The purchase price will be paid in a mix of cash, issuance of 11.000% Senior Secured Notes due 2019 and new shares of common stock of HC2 (subject to adjustment as set forth in the Stock Purchase Agreement). As of December 31, 2014, United Teacher’s and Continental General’s statutory capital was approximately $77.6 million with nearly $1.2 billion of total combined investment assets under management.

This acquisition represents HC2’s ongoing vision to acquire operating businesses across a diversified range of industries and to branch out into new verticals. The acquisition is subject to customary closing conditions, including receipt of regulatory approvals by the Texas and Ohio insurance departments. HC2 expects the transaction will close during the third fiscal quarter.

Macquarie Capital is acting as financial advisor and Debevoise & Plimpton LLP is acting as legal advisor to HC2 in the transaction.

Please refer to HC2’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission for a more complete description of the terms and conditions of the Stock Purchase Agreement.

Cautionary Statement Regarding Forward-Looking Statements

This release contains, and certain oral statements made by our representatives from time to time, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our most recent annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at http://www.hc2.com/. Such factors and risks that relate to the proposed transaction include the risk that we may not obtain regulatory approval of the transactions contemplated by the definitive agreement on the proposed terms and schedule; the risk that the parties may not be able to satisfy the conditions to closing of the transactions contemplated by the definitive agreement; the risk that the transactions contemplated by the definitive agreement may not be completed in the time frame expected by the parties or at all; and our failure, if the transactions contemplated by the definitive agreement are completed, to achieve the expected benefits of such transactions. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

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About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT: HCHC), diversified holding company, which seeks to acquire and grow attractive businesses that generate sustainable free cash flow. HC2 has a diverse array of operating subsidiaries, each with its own dedicated management team, across a broad set of industries, including, but not limited to, telecom/infrastructure, large-scale U.S. construction, energy, subsea services and life sciences. HC2 seeks opportunities that generate attractive returns and significant cash flow in order to maximize value for all stakeholders. Currently, HC2’s largest operating subsidiaries are Schuff, a leading structural steel fabricator in the United States, and Global Marine, a leading global offshore engineering company focused on subsea cable installation and maintenance. Founded in 1994, HC2 is headquartered in Herndon, Virginia.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of over $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

For information on HC2 Holdings, Inc., please contact:

Ashleigh Douglas
ir@HC2.com
212-339-5875

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